Exhibit 99.1
    ALLIS-CHALMERS ENERGY INC.

PRESS RELEASE	Contact:	Jeffrey Freedman
Vice President — IR
713-369-0550
ALLIS-CHALMERS ENERGY REPORTS
THIRD QUARTER 2007 RESULTS
3rd quarter income from operations increased 61.1% to $31.1 million
3rd quarter net income increased 15.4% to $13.0 million, or $0.37 per diluted share
HOUSTON, TEXAS, November 2, 2007- Allis-Chalmers Energy Inc. (NYSE: ALY) today announced results for the three and nine months ended September 30, 2007.
Revenues for the third quarter of 2007 rose 70.4% to $147.9 million compared to $86.8 million for the third quarter of 2006. Revenues increased in the third quarter of 2007 due to acquisitions completed in 2006, investments in new capital equipment and the opening of new operating locations. The acquisitions included DLS Drilling, Logistics & Services Corporation, or DLS, our international drilling subsidiary in Argentina, acquired in August 2006, and substantially all of the assets of Oil & Gas Rental Services, Inc., or OGR, acquired in December 2006.
Income from operations grew 61.1% to $31.1 million for the third quarter of 2007, from $19.3 million in the third quarter of 2006. Adjusted EBITDA increased 78.2% to $46.4 million for the third quarter of 2007 compared to $26.0 million in the third quarter of 2006. EBITDA and Adjusted EBITDA are non-GAAP items, and additional information and discussion regarding EBITDA and Adjusted EBITDA are provided later in this release.
Net income for the third quarter of 2007 increased 15.4% to $13.0 million, or $0.37 per diluted share, compared to net income of $11.3 million, or $0.50 per diluted share, in the third quarter of 2006.
Weighted average shares of common stock outstanding on a diluted basis increased 57.2% to 35.3 million shares for the third quarter of 2007 compared to 22.5 million shares for the third quarter of 2006, primarily due to the issuance of common stock related to our 2006 acquisitions and the common stock offering completed in January 2007. The provision for income taxes for the third quarter of 2007 was $7.2 million, or 35.8% of net income before income taxes, compared to $3.1 million, or 21.7% of net income before income taxes for the third quarter of 2006.
Micki Hidayatallah, Allis-Chalmers’ Chairman and Chief Executive Officer, stated, “Our results in the third quarter were primarily affected by weaker Gulf of Mexico activity, including the impact of the hurricane season, delays in the delivery of coil tubing units and pre-election labor slow downs and strikes in Argentina.”

Mr. Hidayatallah also noted, “In spite of these challenges we had Adjusted EBITDA of $46.4 million in the third quarter and Adjusted EBITDA of $146.8 million for the nine month period ended September 30, 2007. We believe the current levels of revenue and EBITDA are sustainable in the fourth quarter of this year. Next year we expect to see the benefits of our extensive capital expenditure program in 2007, our proposed 2008 capital expenditures, and from recent acquisitions in the Tubular Services and Directional Drilling segments. These factors, together with increasing demand for energy in Argentina should contribute to improved financial and operating performance.”
Segment Results:
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Rental Services. Revenues for the quarter ended September 30, 2007 for the Rental Services segment were $28.9 million, an increase from $13.2 million in revenues for the quarter ended September 30, 2006. Income from operations increased to $12.5 million in the third quarter of 2007 compared to $6.6 million in the third quarter of 2006. Our Rental Services segment revenues and operating income for the third quarter of 2007 increased compared to the prior year due primarily to the OGR asset acquisition in December 2006. Income from operations as a percentage of revenues decreased to 43.3% for the quarter ended September 30, 2007 compared to 49.8% for the quarter ended September 30, 2006 as a result of higher depreciation expense associated with the OGR acquisition and capital expenditures. The increase in revenues and operating income which resulted from the OGR acquisition was partially offset by the decrease in the U.S. Gulf of Mexico drilling activity, including the impact of hurricane season during the quarter.

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International Drilling. We acquired DLS in August 2006, which established our International Drilling segment. Revenues for the quarter ended September 30, 2007 for the International Drilling segment were $58.5 million, an increase from $23.9 million in revenues for the quarter ended September 30, 2006. Income from operations increased to $10.3 million in the third quarter of 2007 compared to $4.1 million in the third quarter of 2006. Business conditions for our international drilling and workover operations remain strong. We expect the delivery of an additional 12 service rigs and 4 drilling rigs under our five year strategic alliance agreement with Pan American Energy to occur during the next nine months.

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Directional Drilling. Revenues for the quarter ended September 30, 2007 for our Directional Drilling segment were $27.6 million, an increase of 37.8% from the $20.0 million in revenues for the quarter ended September 30, 2006. Income from operations increased 16.4% to $6.0 million for the third quarter of 2007 from $5.1 million for the third quarter of 2006. The increase in revenues and operating income is due to the purchase of additional measurement-while-drilling (MWD) tools, downhole motors and the addition of directional drilling personnel. Operating income as a percentage of revenues decreased to 21.6% for the third quarter of 2007 compared to 25.6% for the third quarter of 2006. The decrease in operating income as a percentage of revenues is due to increased operating expenses for downhole motor rentals and repairs along with increased labor costs.

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Tubular Services. Revenues for the quarter ended September 30, 2007 for the Tubular Services segment were $12.6 million, a decrease of 8.6% from the $13.8 million in revenues for the quarter ended September 30, 2006. Revenues from domestic operations decreased to $10.4 million in the third quarter of 2007 from $12.3 million in the third quarter of 2006. Revenues from operations in Mexico were $2.2 million for the third quarter of 2007 compared to $1.5 million for the third quarter of 2006. Income from operations decreased 38.1% to $2.3 million in the third quarter of 2007 from $3.7 million in the third quarter of 2006. The decrease in this segment’s revenues and operating income was due to an increased competitive pricing environment domestically for casing and tubing services in certain geographic areas in which we operate, and decreased sales of power tongs in the third quarter of 2007 compared to the third quarter of 2006.

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Underbalanced Drilling. Revenues for the quarter ended September 30, 2007 were $12.9 million an increase of 7.7% compared to $12.0 million in revenues for the quarter ended September 30, 2006. Income from operations decreased to $3.1 million in the third quarter of 2007 compared to income from operations of $3.2 million in the third quarter of 2006. The decrease in operating income reflects reduced drilling activity in certain markets partially offset by geographic expansion and growth in drilling activity in other areas, and the benefits of additional equipment investments.

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Production Services. Revenues for the quarter ended September 30, 2007 were $7.4 million an increase of 86.1% compared to $4.0 million in revenues for the quarter ended September 30, 2006. Income from operations increased to $402,000 in the third quarter of 2007 compared to $119,000 in the third quarter of 2006. Our Production Services segment revenues and operating income for the third quarter of 2007 increased compared to the third quarter of 2006 due primarily to our acquisition of Petro-Rentals, Inc. in October 2006, and the addition of two coil tubing units in the fourth quarter of 2006 and one additional unit in the first quarter of 2007. The increase in revenues and operating income was partially offset by an increase in personnel and training expenses in anticipation of the delivery and activation of new coil tubing units which were delayed in their delivery.

Conference Call:
We will host a conference call to discuss our 2007 third quarter financial results and recent developments at 10:00 am Eastern Daylight Time (9:00 am CDT) today, November 2, 2007. To participate in the conference call, please log on to http://www.alchenergy.com or dial (888) 713-4216 and ask for the Allis-Chalmers’ conference call at least 10 minutes prior to the start time. The participant passcode is 67759410. For international calls — dial (617) 213-4868 and use participant passcode 67759410. A telephonic replay will be available through November 9, 2007, and may be accessed by calling (888) 286-8010 (international calls (617) 801-6888) and using the passcode 59558006. A webcast archive will also be available at http://alchenergy.com shortly after the call concludes.

About Allis-Chalmers
Allis-Chalmers Energy Inc. is a Houston-based multi-faceted oilfield company. It provides services and equipment to oil and natural gas exploration and production companies, domestically primarily in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Wyoming, Arkansas, West Virginia, offshore in the Gulf of Mexico, and internationally primarily in Argentina and Mexico. Allis-Chalmers provides rental services, international drilling, directional drilling, tubular services, underbalanced drilling, and productions services. For more information, visit Allis-Chalmers’ website at http://www.alchenergy.com or request future press releases via email at http://www.b2i.us/irpass.asp?BzID=1233&to=ea&s=0.
Forward-Looking Statements
This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Allis-Chalmers’ business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release.
Although forward-looking statements in this press release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which Allis-Chalmers operates, competition, obsolescence of products and services, the ability to obtain financing to support operations, environmental and other casualty risks, and the effect of government regulation. Further information about the risks and uncertainties that may affect Allis-Chalmers are set forth in our company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” section) and in its other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Allis-Chalmers undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.

Use of EBITDA and Adjusted EBITDA & Regulation G Reconciliation
This press release contains references to EBITDA, a non-GAAP financial measure that complies with federal securities regulations when it is defined as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. Allis-Chalmers defines EBITDA accordingly for the purposes of this press release. We also utilize Adjusted EBITDA as a supplemental financial measurement in the evaluation of our business. We have defined Adjusted EBITDA for the purposes of this press release to mean EBITDA plus stock compensation expense. However, EBITDA and Adjusted EBITDA, as used and defined by Allis-Chalmers, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Allis-Chalmers believes EBITDA and Adjusted EBITDA are useful to an investor in evaluating our company’s operating performance because these measures:
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are widely used by investors in the energy industry to measure a company’s operating performance without regard to the items excluded from EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

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helps investors to more meaningfully evaluate and compare the results of Allis-Chalmers’ operations from period to period by removing the effect of its capital structure and asset base from its operating results; and

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are used by management for various purposes, including as a measure of operating performance, in presentations to the board of directors, as a basis for strategic planning and forecasting, as a component for setting incentive compensation and to assess compliance in financial ratios, among others.

There are significant limitations to using EBITDA and Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of recurring and non-recurring items that are excluded from EBITDA and materially affect net income or loss, results of operations, and the lack of compatibility of the results of operations of different companies.

Reconciliations of this financial measure to net income, the most directly comparable GAAP financial measure, are provided in the table below.
Reconciliation of EBITDA and Adjusted EBITDA to GAAP Net Income
($ in millions)

	For the Three Months Ended
	09/30/07	09/30/06

Net income	12.99	11.25
Depreciation and amortization	14.16	5.85
Interest expense, net	10.95	4.94
Income taxes	7.24	3.12

EBITDA	45.34	25.16
Stock compensation expense (non-cash)	1.03	0.86

Adjusted EBITDA	46.37	26.02

	For the Nine Months Ended
	09/30/07	09/30/06

Net income	44.66	25.27
Depreciation and amortization	40.25	13.82
Interest expense, net	34.95	12.83
Income taxes	24.79	6.20

EBITDA	144.65	58.12
Stock compensation expense (non-cash)	2.13	2.64

Adjusted EBITDA	146.78	60.76
- tables to follow -

ALLIS-CHALMERS ENERGY INC
CONSOLIDATED CONDENSED INCOME STATEMENT
(in thousands, except per share amounts)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues	$147,881	$86,772	$427,143	$196,066

Cost of revenues
Direct costs	89,120	52,531	249,943	113,408
Depreciation	13,168	5,448	37,232	12,606

Total cost of revenues	102,288	57,979	287,175	126,014

Gross margin	45,593	28,793	139,968	70,052

General and administrative expense	13,456	9,058	41,729	24,540
Gain on sale of assets	—	—	(8,868)	—
Amortization	989	399	3,015	1,212

Income from operations	31,148	19,336	104,092	44,300

Other income (expense)
Interest expense	(11,805)	(5,330)	(37,671)	(13,342)
Interest income	851	388	2,718	515
Other	32	(26)	308	(6)

Total other income (expense)	(10,922)	(4,968)	(34,645)	(12,833)

Net income before income taxes	20,226	14,368	69,447	31,467

Provision for income taxes	(7,239)	(3,116)	(24,791)	(6,197)

Net income	$12,987	$11,252	$44,656	$25,270

Net income per common share:
Basic	$0.37	$0.52	$1.32	$1.33

Diluted	$0.37	$0.50	$1.29	$1.25

Weighted average shares outstanding:
Basic	34,784	21,644	33,934	18,944

Diluted	35,286	22,453	34,512	20,155

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2007	2006
	(unaudited)

ASSETS

Cash and cash equivalents	$63,091	$39,745
Trade receivables, net	132,561	95,766
Inventory	31,832	28,615
Prepaid expenses and other	10,519	16,636

Total current assets	238,003	180,762

Property and equipment, net	601,434	554,258
Goodwill	130,326	125,835
Other intangible assets, net	30,929	32,840
Debt issuance costs, net	14,528	9,633
Other assets	5,054	4,998

Total assets	$1,020,274	$908,326

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$7,579	$6,999
Trade accounts payable	27,118	25,666
Accrued salaries, benefits and payroll taxes	13,576	10,888
Accrued interest	6,774	11,867
Accrued expenses	27,132	16,951

Total current liabilities	82,179	72,371

Deferred income tax liability	23,095	19,953
Long-term debt, net of current maturities	508,858	561,446
Other long-term liabilities	555	623

Total liabilities	614,687	654,393

Commitments and Contingencies

Stockholders’ Equity
Preferred stock	—	—
Common stock	348	282
Capital in excess of par value	323,140	216,208
Retained earnings	82,099	37,443

Total stockholders’ equity	405,587	253,933

Total liabilities and stockholders’ equity	$1,020,274	$908,326

ALLIS-CHALMERS ENERGY INC.
SEGMENT INFORMATION
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenue
Rental services	$28,903	$13,203	$92,863	$36,331
International drilling	58,546	23,853	160,295	23,853
Directional drilling	27,556	19,996	69,352	55,161
Tubular services	12,582	13,762	41,029	37,790
Underbalanced drilling	12,927	12,000	36,448	32,048
Production services	7,367	3,958	27,156	10,883

	$147,881	$86,772	$427,143	$196,066

Operating income (loss)
Rental services	$12,519	$6,575	$41,212	$18,881
International drilling	10,262	4,139	30,094	4,139
Directional drilling	5,963	5,125	14,252	12,097
Tubular services	2,313	3,734	8,673	9,899
Underbalanced drilling	3,104	3,176	9,240	8,617
Production services	402	119	11,904	737
General corporate	(3,415)	(3,532)	(11,283)	(10,070)

	$31,148	$19,336	$104,092	$44,300

Depreciation and amortization
Rental services	$6,841	$1,735	$19,592	$5,121
International drilling	2,880	1,502	8,328	1,502
Directional drilling	837	406	1,849	1,054
Tubular services	1,298	968	3,734	2,736
Underbalanced drilling	942	821	2,604	2,236
Production services	1,224	329	3,779	921
General corporate	135	86	361	248

	$14,157	$5,847	$40,247	$13,818

Capital expenditures
Rental services	$12,174	$1,715	$31,056	$2,816
International drilling	11,005	3,090	16,875	3,090
Directional drilling	800	384	6,741	3,789
Tubular services	2,103	2,300	6,861	7,800
Underbalanced drilling	8,725	3,286	15,250	6,302
Production services	3,987	686	8,617	1,732
General corporate	112	104	687	282

	$38,906	$11,565	$86,087	$25,811